State Street Bank and Trust Company
Lafayette Corporate Center
LCC/3SW
2 Avenue de Lafayette
Boston, MA  02111

Re:      EVERGREEN CASH MANAGEMENT MONEY MARKET FUND
         EVERGREEN CASH MANAGEMENT MUNICIPAL MONEY MARKET
          FUND
         EVERGREEN CASH MANAGEMENT U.S. GOVERNMENT MONEY
          MARKET FUND

To:      William E. Monaghan, II, Vice President

This is to advise you that Evergreen Select Money Market Trust (the "Trust") has established a new series of shares to be known as EVERGREEN CASH MANAGEMENT MONEY MARKET FUND, EVERGREEN CASH MANAGEMENT MUNICIPAL MONEY MARKET FUND and EVERGREEN CASH MANAGEMENT U.S. GOVERNMENT MONEY MARKET FUND. In accordance with the Additional Funds provision of Section 18 of the Custodian Agreement dated 9/18/1997 between the Evergreen Funds and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian for the new series under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to my attention and retaining one copy for your records.

Evergreen Select Money Market Trust

By:  /s/ Elizabeth A. Smith
         Elizabeth A. Smith
Title:   Assistant Secretary


State Street Bank and Trust Company

By: /s/ William E. Monaghan, II
        William E. Monaghan, II
Title:  Vice President

Agreed to as of the 15th day of November, 2000.